Exhibit 10.6

FORM OF

HANESBRANDS INC.

OMNIBUS INCENTIVE PLAN OF 2006

CALENDAR YEAR [YEAR] GRANT

PERFORMANCE STOCK AND CASH AWARD – STOCK COMPONENT

GRANT NOTICE AND AGREEMENT

To: [NAME] (referred to herein as “Grantee” or “you”)

Hanesbrands Inc. (the “Company”) is pleased to confirm that you have been awarded (“this Award”) Performance Stock Units (“PSUs”) effective [DATE] (the “Grant Date”). This Award is subject to the terms of this Grant Notice and Agreement (this “Agreement”) and is made under the Hanesbrands Inc. Omnibus Incentive Plan of 2006, as amended (the “Plan”) which is incorporated into this Agreement by reference. Any capitalized terms used herein that are otherwise undefined shall have the same meaning provided in the Plan.

1. Acceptance of Terms and Conditions. To be eligible to receive this Award you must sign this Agreement and return it to the Compensation Department within 30 days after the Grant Date. By signing this Agreement, you agree to be bound by the terms and conditions herein, the Plan and any and all conditions established by the Company in connection with Awards issued under the Plan, and you further acknowledge and agree that this Award does not confer any legal or equitable right (other than those rights constituting the Award itself) against the Company or any Subsidiary directly or indirectly, or give rise to any cause of action at law or in equity against the Company.

2. Grant of PSUs. Subject to the restrictions, limitations, terms and conditions specified in the Plan, the Participation Guide/Prospectus for Hanesbrands Inc. Omnibus Incentive Plan of 2006 (the “Plan Prospectus”), and this Agreement, the Company hereby grants you as of the Grant Date [NUMBER] PSUs which are considered Stock Awards under the Plan. The actual number of shares of Stock you will receive upon vesting of the PSUs will range from 0% to 200% of the number of PSUs awarded and will be determined based on the Company’s achievement of the Performance Criteria outlined below in Paragraph 3. These PSUs will remain restricted until the third anniversary of the grant date (the “Vesting Date”). The shares of Stock issuable upon vesting of the PSUs will be distributed as soon as possible following the Vesting Date. Prior to the Vesting Date, the PSUs are not transferable by the Grantee by means of sale, assignment, exchange, pledge, or otherwise.

3. Performance Criteria. As soon as practicable after [DATE], your number of shares of Stock that you will receive upon vesting of the PSUs will be determined using the chart below based on the Company’s EPS Growth, Free Cash Flow and Sales Growth for its fiscal year ended [DATE], as weighted below:

Metric	Weighting		Threshold	Target	Maximum
EPS XA Growth (%)	[	]	[ ]	[ ]	[ ]
Free Cash Flow ($MM)	[	]	[ ]	[ ]	[ ]
Sales Growth (%)	[	]	[ ]	[ ]	[ ]
*	The payout for achievement below the Threshold level is 0%, at the Threshold level is 10%, at the Target level is 100%, and at the Maximum level is 200%

*	Straight-line interpolation is used for calculating results between the achievement levels

For purposes of this Agreement:

•

EPS XA Growth will be determined by considering any increase in the Company’s earnings per share on an excluding actions basis for the fiscal year ending [DATE] as compared to earnings per share on an excluding actions basis for the fiscal year ended [DATE].

•	Free Cash Flow will be determined by considering cash flow from operations less net cash used for capital expenditures for the fiscal year ending [DATE].

•	Sales Growth will be determined by considering any increase in the Company’s sales for the fiscal year ending [DATE] as compared to sales for the fiscal year ended [DATE].

4. Dividend Equivalents. Subject to the restrictions, limitations and conditions described in the Plan, dividend equivalents payable on the PSUs will be accrued on behalf of the Grantee at the time that cash dividends are otherwise paid to owners of Hanesbrands Inc. common stock. Interest will be credited on accrued dividend equivalent balances, will vest on the Vesting Date, and will be paid to the Grantee as soon as possible following the Vesting Date.

5. Distribution of the PSUs. No stock certificates will be issued with respect to any shares of Stock. Stock ownership shall be kept electronically in the Grantee’s name, or in the Grantee’s name and in the name of another person of legal age as joint tenants with right of survivorship, as applicable. If withholding of taxes is not required, none will be taken and the gross number of shares will be distributed. The Grantee is personally responsible for the payment of all taxes related to distribution. The Company or any Subsidiary shall have the right to deduct from any Award, an amount equal to any income, social, or other taxes of any kind required by law to be withheld in connection with the Award, deferral or settlement of the PSUs or other securities pursuant to this Agreement. If the distribution of PSUs is subject to tax withholding, such taxes will be settled by withholding cash and/or a number of shares with a market value not less than the amount of such taxes. The Company shall also have the right to withhold shares deliverable upon vesting of the PSUs to satisfy, in whole or in part, the amount the Company is required to withhold for taxes in connection with the Award, deferral or settlement of the PSUs or other securities pursuant to this Agreement. Any cash from dividend equivalents and accrued interest remaining after withholding taxes are paid will be paid in cash to the Grantee.

Pursuant to the Company’s Share Ownership and Retention Guidelines, you are required to hold any net (less tax withholding) shares of Stock that you receive through the lapse of restrictions on PSUs for at least one year from the Vesting Date (unless your employment terminates, or unless you become totally disabled as defined in Section 6 below); to the extent that you fail to hold shares for the one year period as required by those guidelines, you may be ineligible for any future equity-based compensation awards until the end of the two year period commencing on the date that the Company becomes aware of such failure, and if you receive future equity awards, you may be required to authorize the Company’s designated agent to take action to ensure future compliance with the Guidelines. With respect to shares of Stock subject to this requirement, you agree not to engage in short sales or purchase or sell options, puts, calls, straddles, equity swaps or similar derivative instruments that are directly linked to Stock.

6. Death or Total Disability. In the event that you cease active employment with the Company or any of its Subsidiaries (collectively, the “HBI Companies”), because of your death or total disability (as defined under the appropriate long-term disability benefit plan), all PSUs will vest as of the date of death or the date you are determined to be totally disabled; if your death or total disability occurs prior to [DATE], the number of shares of Stock you will receive will be the number of PSUs granted to you on the Grant Date, and if your death or total disability occurs after that date, the number of shares of Stock will be determined pursuant to Paragraph 3 above.

7. Retirement. The retirement provisions described in this Paragraph 7 apply solely to this Agreement. If you cease active employment with the HBI Companies on or after attaining age 50 or older and completing at least 10 years of service with the HBI Companies, then these PSUs will continue to vest subject to Paragraph 3. For purposes of determining years of service under this Paragraph 7, if you were employed by Sara Lee Corporation on September 5, 2006 and remained employed by the HBI Companies thereafter, your service with the HBI Companies and Sara Lee Corporation will both be counted.

8. Other Terminations of Employment and Change of Control.

a. Involuntary Termination With Severance. If your employment with the Company is terminated by the Company within 90 days before the Vesting Date and you are eligible to receive severance benefits under any written severance plan of the Company (a “Severance Event Termination”), then your PSUs will continue to vest subject to Paragraph 3. If your employment with the Company is terminated by the Company more than 90 days before the Vesting Date, the PSUs granted under this Award are forfeited on the date of termination.

b. Involuntary Termination Without Severance. If your employment is terminated by the Company at any time before the Vesting Date and you are not eligible for severance pay under the Company’s severance plans (i.e., your employment is terminated for Cause), the PSUs granted under this Award are forfeited on the date of termination.

c. Voluntary Termination. If you voluntarily terminate your employment with the Company before the Vesting Date, other than as described in Paragraph 7 above, all unvested PSUs are forfeited on the date of termination.

d. Change of Control or Other Sale, Closing or Spin-off. In the event your employment with the Company is terminated as a result of the sale, closing or spin-off of a specific business unit of the Company, or upon a Change of Control as defined in the Plan, all restrictions on outstanding PSUs shall lapse, and if such Change of Control occurs prior to [DATE], the number of shares of Stock you will receive will be the number of PSUs granted to you on the Grant Date, and such shares of Stock shall be paid out as promptly as practicable; provided that if payment would not be a permissible distribution event, such payment will be made under terms described in Section 14 of the Plan.

9. Forfeiture/Right of Offset. Notwithstanding anything contained in this Agreement to the contrary, if you engage in any activity inimical, contrary or harmful to the interests of the Company or any Subsidiary, including but not limited to: (1) without the prior written consent of the Company, counseling or becoming employed by, or otherwise engaging or participating in, or performing consulting services for, any Competing Business (regardless of whether you receive any compensation of any kind), where “Competing Business” means any business that competes with any business that the HBI Companies conducted at any time during your employment with the HBI Companies, (2) violating the Company’s Global Code of Conduct, (3) without the prior written consent of the Company, soliciting any present or future employees or customers of the Company to terminate such employment or business relationship(s) with the Company, (4) disclosing or misusing any confidential information regarding the Company, (5) participating in any activity not approved by the Board of Directors which could reasonably be foreseen as contributing to or resulting in a Change of Control of the Company (as defined in the Plan), or (6) disparaging or criticizing, orally or in writing, the business, products, policies, decisions, directors, officers or employees of Company or any of its subsidiaries or affiliates to any person (all such activities described in (1)-(6) above collectively referred to as “wrongful conduct”), then (i) PSUs, to the extent they remain subject to restriction, shall terminate automatically on the date on which you first engaged in such wrongful conduct and (ii) you shall pay to the Company in cash any financial gain you realized from the vesting of the PSUs within the 12-month period immediately preceding such wrongful conduct. For purposes of this Paragraph 9, financial gain shall equal the fair market value of Company common stock on the Vesting Date, multiplied by the number of shares of common stock vested on that date, reduced by any taxes paid in countries other than the United States with respect to such vesting and which taxes are not otherwise eligible for refund from the taxing authorities. By accepting this Award, you consent to and authorize the Company to deduct from any amounts payable by the Company to you, any amounts you owe to the Company under this Paragraph 9.

The Committee may make retroactive adjustments to, and you shall reimburse to the Company any shares of Stock received by you where such compensation was predicated upon achieving, certain financial results that were substantially the subject of a restatement, and as a result of the restatement it is determined that you otherwise would not have been paid such compensation, regardless of whether or not the restatement resulted from your misconduct. In each such instance, the Company will, to the extent practicable, seek to recover the amount by which your incentive compensation for the relevant period exceeded the lower payment that would have been made based on the restated financial results. The Company will, to the extent permitted by governing law, require forfeiture of any excess unvested PSUs and reimbursement to the Company for any financial gain realized from the vesting of any excess vested PSUs for any named executive officer (for purposes of this policy “named executive officers” has the meaning given that term in Item 402(a)(3) of Regulation S-K under the Securities Exchange Act of 1934) where: (i) the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a substantial restatement, and (ii) in the Committee’s view the officer engaged in fraud or misconduct that caused or partially caused the need for the substantial restatement.

In each instance described above, the Company will, to the extent practicable, seek to recover the described incentive compensation for the relevant period, plus a reasonable rate of interest. By accepting this Agreement, you consent to and authorize the Company to deduct from any amounts payable by the Company to you, any amounts you owe to the Company under this Paragraph. This right of set-off is in addition to any other remedies the Company may have against you for your breach of this Agreement.

10. Adjustments. If the number of outstanding shares of Company common stock is changed as a result of a stock split or the like without additional consideration to the Company, the number of PSUs subject to this Award shall be adjusted to correspond to the change in the outstanding shares of common stock.

11. Rights as a Stockholder. Except as provided in Paragraph 4 above (regarding dividends), Grantee shall have no rights as a stockholder of the Company in respect of the PSUs, including the right to vote until and unless the PSUs have vested, and ownership of Shares issuable upon vesting of the PSUs has been transferred to you.

12. Public Offer Waiver. By voluntarily accepting this Award, you acknowledge and understand that your rights under the Plan are offered to you strictly as an employee of the HBI Companies and that this Award of PSUs is not an offer of securities made to the general public.

13. Conformity with the Plan and Share Retention Requirements. This Award is intended to conform in all respects with, and is subject to, all applicable provisions of the Plan. Inconsistencies between this Agreement, the Plan Prospectus or the Plan shall be resolved in accordance with the terms of the Plan. By your acceptance of this Agreement, you agree to be bound by all of the terms of this Agreement, the Plan, the Plan Prospectus, and the Company’s Share Ownership and Retention Guidelines.

14. Interpretations. Any dispute, disagreement or question which arises under, or as a result of, or in any way relates to the interpretation, construction or application of the terms of this Agreement, the Plan, or the Plan Prospectus will be determined and resolved by the Committee or its authorized delegate. Such determination or resolution by the Committee or its authorized delegate will be final, binding and conclusive for all purposes.

15. No Rights to Continued Employment. By voluntarily acknowledging and accepting this Award, you acknowledge and understand that this Award shall not form part of any contract of employment between you and any of the HBI Companies. Nothing in the Agreement, the Plan Prospectus, or the Plan confers on any Grantee any right to continue in the employ of the HBI Companies or in any way affects the HBI Companies’ right to terminate the Grantee’s employment without prior notice at any time or for any reason. You further acknowledge that this Award is for future services to the HBI Companies and is not under any circumstances to be considered compensation for past services.

16. Consent to Transfer Personal Data. By accepting this Award, you voluntarily acknowledge and consent to the collection, use, processing and transfer of personal data as described in this Paragraph. You are not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect your ability to participate in the Plan. The Company holds certain personal information about you, that may include your name, home address and telephone number, fax number, email address, family size, marital status, sex, beneficiary information, emergency contacts, passport / visa information, age, language skills, drivers license information, date of birth, birth certificate, social security number or other employee identification number, nationality, C.V. (or resume), wage history, employment references, job title, employment or severance contract, current wage and benefit information, personal bank account number, tax related information, plan or benefit enrollment forms and elections, option or benefit statements, any shares of stock or directorships in the Company, details of all options or any other entitlements to shares of stock awarded, canceled, purchased, vested, unvested or outstanding in the Grantee’s favor, for the purpose of managing and administering the Plan (“Data”). The Company and/or its Subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan, and the Company may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on your behalf to a broker or other third party with whom you may elect to deposit any shares of stock acquired pursuant to the Plan. You may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company; however, withdrawing your consent may affect your ability to participate in the Plan.

17. Miscellaneous.

a. Modification. The Award of these PSUs is documented by the records of the Committee or its delegate which shall be the final determinant of the number of shares granted and the conditions of this Agreement. The Committee may amend or modify this Award in any manner to the extent that the Committee would have had the authority under the Plan initially to grant such Award, provided that no such amendment or modification shall impair your rights under this Agreement without your consent. Except as in accordance with the two immediately preceding sentences and Paragraph 19, this Agreement may be amended, modified or supplemented only by an instrument in writing signed by both parties hereto.

b. Governing Law. All matters regarding or affecting the relationship of the Company and its stockholders shall be governed by the General Corporation Law of the State of Maryland. All other matters arising under this Agreement including matters of validity, construction and interpretation, shall be governed by the internal laws of the State of North Carolina, without regard to any state’s conflict of law principles. You and the Company agree that all claims in respect of any action or proceeding arising out of or relating to this Agreement shall be heard or determined in any state or federal court sitting in North Carolina, and you agree to submit to the jurisdiction of such courts, to bring all such actions or proceedings in such courts and to waive any defense of inconvenient forum to such actions or proceedings. A final judgment in any action or proceeding so brought shall be conclusive and may be enforced in any manner provided by law.

c. Successors and Assigns. Except as otherwise provided herein, this Agreement will bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.

d. Severability. Whenever feasible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

e. Impact Upon Termination of Employment. By voluntarily acknowledging and accepting this Award, you agree that no benefits accruing under the Plan will be reflected in any severance or indemnity payments that the Company may make or be required to make to you in the future, regardless of the jurisdiction in which you may be located.

18. Confidentiality. You agree that you will not disclose the existence or terms of this Agreement to any other employees of the Company or third parties with the exception of your accountants, attorneys, financial advisors, spouse, or Same-Sex Domestic Partner (as that term is defined in the Hanesbrands Inc. Employee Health Benefit Plan), and shall ensure that none of them discloses such existence or terms to any other person, except as required to comply with legal process.

19. Amendment. By accepting this Award, you agree that the granting of the Award is at the discretion of the Committee and that acceptance of this Award is no guarantee that future Awards will be granted under the Plan. Notwithstanding anything in this Agreement, the Plan Prospectus, or the Plan to the contrary, this Award may be amended by the Company without the consent of the Grantee, including but not limited to modifications to any of the rights granted to the Grantee under this Agreement, at such time and in such manner as the Company may consider necessary or desirable to reflect changes in law. The Grantee understands that the Company may amend, resubmit, alter, change, suspend, cancel, or discontinue the Plan at any time without limitation.

20. Plan Documents. The Plan Prospectus is available by contacting Celia Powers at 336.519.4210, and a copy of the Plan can be requested from the Compensation Committee, c/o Corporate Secretary, Hanesbrands Inc., 1000 E. Hanes Mill Road, Winston-Salem, NC 27105.

*         *         *

The undersigned hereby acknowledges, accepts, and agrees to all terms and provisions of the foregoing Agreement.

Grantee

Date

THE SIGNED AGREEMENT MUST BE RETURNED TO THE COMPENSATION DEPARTMENT, HANESBRANDS INC., 1000 E. HANES MILL ROAD, WINSTON-SALEM, NC 27105, WITHIN 30 DAYS AFTER THE GRANT DATE.